                                                                    EXHIBIT 11.1


                           IWERKS ENTERTAINMENT, INC.

                               Earnings Per Share
                    (in thousands, except per share amounts)


                                  For the Three Months Ended      For the Six Months Ended
                                         December 31,                   December 31,
                                     1998          1997             1998          1997
                                   --------       -------          -------       -------
Denominator for Basic Earnings
 per Share - Weighted average
 shares Outstanding                  12,365        12,161           12,356        12,160

Effect of dilutive securities:
  Options and warrants                     (a)          (b)              (c)           (d)
                                    -------       -------          ------        ------

Denominator for Diluted
 Earnings per Share                  12,365        12,161           12,356        12,160
                                    =======       =======          =======       =======

Net Loss                            $  (821)      $(3,500)         $(1,811)      $(4,006)
                                    =======       =======          =======       =======


Basic loss per share                $ (0.07)      $ (0.29)         $ (0.15)      $ (0.33)
                                    =======       =======          =======       =======

Diluted loss per share              $ (0.07)      $ (0.29)         $ (0.15)      $ (0.33)
                                    =======       =======          =======       =======





(a) Options and warrants to purchase 30,000 shares of common stock were not included in the computation of diluted loss per common share as the effect would be antidilutive

(b) Options and warrants to purchase 96,000 shares of common stock were not included in the computation of diluted loss per common share as the effect would be antidilutive

(c) Options and warrants to purchase 41,000 shares of common stock were not included in the computation of diluted loss per common share as the effect would be antidilutive

(d) Options and warrants to purchase 105,000 shares of common stock were not included in the computation of diluted loss per common share as the effect would be antidilutive

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